SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MANPOWER INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MANPOWER INC.

5301 North Ironwood Road

Milwaukee, Wisconsin 53217

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 27, 2004

To the Shareholders of Manpower Inc.:

The 2004 Annual Meeting of Shareholders of Manpower Inc. will be held at the International Headquarters of Manpower Inc., 5301 North Ironwood Road, Milwaukee, Wisconsin, on April 27, 2004, at 9:00 a.m., local time, for the following purposes:

(1) To elect four directors to serve until 2007 as Class II directors;

(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2004; and

(3) To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 17, 2004 are entitled to notice of and to vote at the annual meeting and at all adjournments of the annual meeting.

Holders of a majority of the outstanding shares must be present in person or by proxy in order for the annual meeting to be held. Therefore, shareholders are urged to date, sign and return the accompanying proxy in the enclosed envelope whether or not they expect to attend the annual meeting in person. If you attend the annual meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof.

Michael J. Van Handel, Secretary

February 24, 2004

MANPOWER INC.

5301 North Ironwood Road

Milwaukee, Wisconsin 53217

February 24, 2004

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Manpower Inc. for use at the Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on April 27, 2004, or at any postponement or adjournment of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders. The annual meeting will be held at Manpower’s International Headquarters, 5301 North Ironwood Road, Milwaukee, Wisconsin.

The expenses of printing and mailing proxy material, including expenses involved in forwarding materials to beneficial owners of stock, will be paid by us. No solicitation other than by mail is contemplated, except that our officers or employees may solicit the return of proxies from certain shareholders by telephone. In addition, we have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of approximately $7,000 plus expenses.

Only shareholders of record at the close of business on February 17, 2004 are entitled to notice of and to vote the shares of our common stock, $.01 par value, registered in their name at the annual meeting. As of the record date, we had outstanding 87,464,333 shares of common stock. The presence, in person or by proxy, of a majority of the shares of the common stock outstanding on the record date will constitute a quorum at the annual meeting. Abstentions and broker non-votes, which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote, will be treated as present for purposes of determining the quorum. With respect to the proposal to elect the individuals nominated to serve as Class II directors by the board of directors and the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2004, abstentions and broker non-votes will not be counted as voting on the proposals. Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting.

This proxy statement, notice of annual meeting of shareholders and the accompanying proxy card, together with our annual report to shareholders, including financial statements for our fiscal year ended December 31, 2003, are being mailed to shareholders commencing on or about March 3, 2004.

If the accompanying proxy card is properly signed and returned to us and not revoked, it will be voted in accordance with the instructions contained in the proxy card. Each shareholder may revoke a previously granted proxy at any time before it is exercised by written notice of revocation or by submitting a duly executed proxy bearing a later date to the secretary of Manpower. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy. Unless otherwise directed, all proxies will be voted for the election of each of the individuals nominated to serve as Class II directors by the board of directors, for ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2004, and as recommended by the board of directors with regard to all other matters or, if no such recommendation is given, in the discretion of the individuals to whom the proxies are given.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists as of the record date information as to the persons believed by us to be beneficial owners of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class(1)
AIM Funds Management, Inc. 5140 Yonge Street Suite 900 Toronto, Ontario M2N 6X7 Canada	4,824,000	(2)	5.5%

(1)	Based on 87,464,333 shares of common stock outstanding as of the record date.

(2)	This information is based on a Schedule 13G dated February 10, 2004. AIM Funds Management, Inc. has sole voting and sole dispositive power with respect to 4,824,000 shares held.

1.  ELECTION OF DIRECTORS

Manpower’s directors are divided into three classes, designated as Class I, Class II and Class III, with staggered terms of three years each. The term of office of directors in Class II expires at the annual meeting. The board of directors proposes that the nominees described below, all of whom are currently serving as Class II directors, be elected as Class II directors for a new term of three years ending at the 2007 annual meeting of shareholders and until their successors are duly elected and qualified. Mr. Davis and Mr. Hueneke are standing for re-election. Ms. Burns was appointed to the board of directors in July, 2003 and was recommended to the nominating and governance committee by a non-management director and evaluated by a third-party search firm. Mr. Greenberg was appointed to the board of directors in October, 2003 and was recommended to the nominating and governance committee by a non-management director and evaluated by a third-party search firm.

Nominees receiving the largest number of affirmative votes cast will be elected as directors up to the maximum number of directors to be chosen at the election. Accordingly, any shares not voted affirmatively, whether by abstention, broker non-vote or otherwise, will not be counted as affirmative votes cast for any director.

Name	Principal Occupation and Directorships
NOMINEES FOR DIRECTORS — CLASS II

Stephanie A. Burns Age 49	President and Chief Executive Officer of Dow Corning, a global leader in silicon based technology and innovation, since January, 2004. Held key management positions at Dow Corning since 1983, most recently as President and Chief Operating Officer from February, 2003 to December, 2003 and Executive Vice President from December 2000 to February 2003. A director of Chemical Bank and Trust Company and Michigan Molecular Institute. A director of Manpower since July, 2003.

Willie D. Davis Age 69	President of All Pro Broadcasting Incorporated, a radio broadcasting company located in Los Angeles, California, since 1977. A director of Alliance Bank Co., The Dow Chemical Company, MGM Mirage, Sara Lee Corporation, Strong Funds, Metro-Goldwyn-Mayer Inc., Wisconsin Energy, Inc., Johnson Controls, Inc., Checkers Drive-In Restaurants, Inc. and Bassett Furniture Industries, Incorporated. A director of Manpower since May, 2001.

Jack M. Greenberg Age 61	Retired Chairman and Chief Executive Officer of McDonald’s Corporation from May, 1999 to December, 2002, and Chief Executive Officer and President from August, 1998 to May, 1999. A director of Abbott Laboratories, The Allstate Corporation, First Data Corporation, Hasbro, Inc. and Quintiles Transnational Corp. A director of Manpower since October, 2003.

Terry A. Hueneke Age 61	Retired Executive Vice President of Manpower from 1996 until February, 2002. Senior Vice President — Group Executive of Manpower’s former principal operating subsidiary from 1987 until 1996. A director of Manpower for more than five years.

CONTINUING DIRECTORS

Class III Directors (term expiring 2005)

J. Thomas Bouchard Age 63	Retired Senior Vice President, Human Resources of International Business Machines from 1994 to 2000. Senior Vice President and Chief Human Resources Officer of U.S. West Inc. from 1989 to 1994. Also a director of Health Net, Inc. and Nordstrom fsb. A director of Manpower since May, 2001.

Name	Principal Occupation and Directorships
Rozanne L. Ridgway Age 68	Retired Diplomat. A member of the U.S. Foreign Service from 1957 to 1989, including assignments as Ambassador for Oceans and Fisheries Affairs, Ambassador to Finland, Ambassador to the German Democratic Republic and Assistant Secretary of State for European and Canadian Affairs. Also a director of The Boeing Company, Emerson Electric Co., 3M, the New Perspective Fund and Sara Lee Corporation. A director of Manpower since February, 2002.

Edward J. Zore Age 58	President and Chief Executive Officer of The Northwestern Mutual Life Insurance Company, the nation’s largest seller of individual life insurance, since June, 2001. President of Northwestern Mutual from March, 2000 to June, 2001. Executive Vice President, Life and Disability Income Insurance, of Northwestern Mutual from 1998 to 2000. Executive Vice President, Chief Financial Officer and Chief Investment Officer of Northwestern Mutual from 1995 to 1998. Prior thereto, Chief Investment Officer and Senior Vice President of Northwestern Mutual. Also a Trustee of Northwestern Mutual and a Director of Northwestern Mutual Series Fund, Inc. and Mason Street Funds, Inc. A director of Manpower since July, 2000.

Class I Directors (term expiring 2006)

Jeffrey A. Joerres Age 44	Chairman of Manpower since May, 2001, and President and Chief Executive Officer of Manpower since April, 1999. Senior Vice President — European Operations and Marketing and Major Account Development of Manpower from July, 1998 to April, 1999. Senior Vice President — Major Account Development of Manpower from November, 1995 to July, 1998. A director of Artisan Funds, Inc. and Johnson Controls, Inc. A director of Manpower since April, 1999.

Dennis Stevenson Age 58	Chairman of Pearson plc, an international media company and publisher of the Financial Times, and Chairman of HBOS plc, one of the world’s largest banking institutions based in the United Kingdom. A director of Manpower for more than five years.

John R. Walter Age 57	Retired President and Chief Operating Officer of AT&T Corp. from November, 1996 to July, 1997. Chairman, President and Chief Executive Officer of
R.R. Donnelley & Sons Company, a print and digital information management, reproduction and distribution company, from 1989 through 1996. Also a director of Abbott Laboratories, Deere & Company, Acceris Communications, Vasco Data Security International, Inc. and SNP Corporation of Singapore. A director of Manpower for more than five years.

Meetings and Committees of the Board

The board of directors has standing audit, executive compensation, executive, and nominating and governance committees. The board of directors has adopted written charters for the audit, executive compensation and nominating and governance committees. These charters are available on Manpower’s web site described below. Each director attended at least 75% of the board meetings and meetings of committees on which each served in 2003. The board of directors held six meetings during 2003. The board of directors did not take action by written consent during 2003.

The board of directors has determined that eight of ten of the current directors of Manpower are independent under the listing standards of the New York Stock Exchange. The independent directors are: Mr. Bouchard, Ms. Burns, Mr. Davis, Mr. Greenberg, Ms. Ridgway, Mr. Stevenson, Mr. Walter and Mr. Zore. The board of directors made this determination after considering the following relationships and assessing the materiality of these relationships to Manpower, the named director and the entities involved:

•	Ms. Burns is the President and Chief Executive Officer of Dow Corning, which has engaged us to provide temporary staffing services and Right Management Consultants, Inc., one of our subsidiaries, to provide career transition services.

•	Mr. Zore is the President and Chief Executive Officer of The Northwestern Mutual Life Insurance Company, which has engaged in the following transactions with us:

•	Robert W. Baird & Co. Incorporated, a wholly owned subsidiary of Northwestern Mutual, provided investment banking services to us in connection with our acquisition of Right Management Consultants, Inc.

•	Northwestern Mutual and joint ventures or limited liability companies in which it has an equity interest lease space to us and our affiliates.

•	Northwestern Mutual has engaged Jefferson Wells, one of our subsidiaries, to provide accounting and related temporary help services.

•	Northwestern Mutual and joint ventures or limited liability companies in which it has an equity interest have engaged us from time to time to provide temporary staffing services.

Based on a review of the immateriality of the amounts involved in these relationships from the standpoint of each party to the relationship, the arm’s length nature of these relationships and the directors’ lack of involvement in negotiating the terms of these relationships, the board of directors has determined that the relationships discussed above are not material to us, the named director or the other entities involved.

The non-management members of the board of directors meet in executive session without management at each regularly scheduled meeting of the board of directors. In accordance with Manpower’s corporate governance guidelines, executive sessions are chaired by the chairperson of a board committee selected annually on a rotating basis. Mr. Zore, the chairman of the audit committee, will be the chairman of the executive sessions held in 2004.

Any interested party that wishes to communicate directly with the chairperson of the executive sessions or with the non-management directors as a group may do so by calling 1-800-210-3458. The third-party service provider that monitors this telephone number will forward a summary of all communications directed to the non-management directors to the current chairperson of the executive sessions.

Certain documents relating to corporate governance matters are available on Manpower’s web site at www.investor.manpower.com. These documents include the following:

•	Articles of incorporation;

•	By-laws;

•	Corporate governance guidelines;

•	Code of business conduct and ethics;

•	Charter of the nominating and governance committee, including the guidelines for selecting board candidates;

•	Charter of the audit committee;

•	Policy on services provided by independent auditors; and

•	Charter of the executive compensation committee.

Information contained on Manpower’s web site is not deemed to be a part of this proxy statement.

The audit committee consists of Mr. Zore (Chairman), Mr. Bouchard, Ms. Burns and Mr. Davis. Each member of the audit committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange. The board of directors has determined that Mr. Zore is an “audit committee financial expert” and “independent” as defined under the applicable rules of the Securities and Exchange Commission. The charter of the audit committee is attached to this proxy statement as Appendix A.

The functions of the audit committee include: (i) appointing the independent auditors for the annual audit and approving the fee arrangements with the independent auditors; (ii) monitoring the independence, qualifications, and performance of the independent auditors; (iii) reviewing the planned scope of the annual audit; (iv) reviewing the financial statements to be included in our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K, any significant adjustments proposed by the independent auditors and our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (v) making a recommendation to the board of directors regarding inclusion of the audited financial statements in our Annual Report on Form 10-K; (vi) reviewing recommendations, if any, by the independent auditors resulting from the audit to ensure that appropriate actions are taken by management; (vii) reviewing matters of disagreement, if any, between management and the independent auditors; (viii) meeting privately on a periodic basis with the independent auditors, internal audit staff and management to review the adequacy of our internal controls; (ix) monitoring our internal audit and accounting management and controls; (x) monitoring our policies and procedures regarding compliance with the Foreign Corrupt Practices Act and compliance by our employees with our Code of Business Conduct and Ethics; and (xi) monitoring any litigation involving Manpower which may have a material financial impact on Manpower or relate to matters entrusted to the audit committee. The audit committee held six meetings during 2003. The audit committee did not take action by written consent during 2003.

The executive compensation committee consists of Mr. Bouchard (Chairman), Mr. Greenberg, Ms. Ridgway and Mr. Walter. Each member of the executive compensation committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange. The functions of this committee are to: (i) establish the compensation of Mr. Joerres, the president and chief executive officer of Manpower, and Mr. Van Handel, the executive vice president and chief financial officer of Manpower, subject to ratification by the board of directors; (ii) approve the compensation, based on the recommendations of the senior executive officers, of certain other senior executives of Manpower and its subsidiaries; (iii) periodically review the succession plans for our executive officers; (iv) serve as the administrative committee for Manpower’s stock option and stock purchase plans; (v) administer Manpower’s corporate senior management incentive plan; and (vi) act as the compensation committee of outside directors under Section 162(m) of the Internal Revenue Code. The executive compensation committee held five meetings during 2003. The executive compensation committee took action by written consent once during 2003.

The executive committee consists of Messrs. Joerres, Bouchard and Walter. This committee may exercise full authority in the management of the business and affairs of the board of directors when the board of directors is not in session, except to the extent limited by Wisconsin law, our articles of incorporation or by-laws, or as otherwise limited by the board of directors. Although the committee has very broad powers, in practice it acts only infrequently to take formal action on a specific matter when it would be impractical to call a meeting of the board of directors. The executive committee did not meet or take action by written consent in 2003.

The nominating and governance committee consists of Mr. Walter (Chairman), Ms. Burns, Mr. Davis, Ms. Ridgway and Mr. Zore. Each member of the nominating and governance committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange. The functions of this committee are to: (i) recommend nominees to stand for election at annual shareholders meetings, to fill vacancies on the board of directors and to serve on committees of the board of directors; (ii) establish procedures and assist in identifying candidates for board membership; (iii) review the qualifications of candidates for board membership; (iv) review compensation arrangements in effect for non-management members of the board of directors and recommend changes deemed appropriate; (v) establish and review, for recommendation to the board of directors, guidelines and policies on the size and composition of the board, the structure, composition and functions of the board committees, and other significant corporate governance principles and procedures; (vi) monitor compliance by the non-management directors with our Code of Business Conduct and Ethics; (vii) develop succession plans for the directors; and (viii) undertake additional activities within the scope of the primary functions of the committee as the committee or the board of directors may determine. The nominating and governance committee has from time to time engaged director search firms to assist it in identifying and evaluating potential board candidates. The nominating and governance committee met five times in 2003. The nominating and governance committee did not take action by written consent during 2003.

The nominating and governance committee will consider candidates nominated by shareholders in accordance with the procedures set forth in the Manpower’s by-laws. Under the Manpower’s by-laws, nominations other than those made by the board of directors or the nominating and governance committee, must be made pursuant to timely notice in proper written form to the secretary of Manpower. To be timely, a shareholder’s request to nominate a person for election to the board at an annual meeting of shareholders, together with the written consent of such person to serve as a director, must be received by the secretary of the Manpower not less than 90 days nor more than 150 days prior to the date of such annual meeting of shareholders. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.

Under Manpower’s corporate governance guidelines, no person who would be age 70 or older at the time of his or her election is eligible to stand for election to the board of directors. In addition, the board of directors has adopted guidelines for selecting candidates for election to the board of directors. Under these guidelines, each director should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience which would be of value of Manpower in the performance of the duties of a director; and

•	have sufficient time available to devote to the affairs of Manpower in order to carry out the responsibilities of a director.

The nominating and governance committee will evaluate eligible shareholder-nominated candidates for election to the board of directors in accordance with these guidelines. The full text of the guidelines is attached as Appendix A to the charter of the nominating and governance committee, which is available on Manpower’s web site described above.

Manpower does not have a policy regarding board members’ attendance at the annual meeting of shareholders. The 2003 annual meeting of shareholders was the first meeting in several years that the non-management directors did not attend. We expect that at least a majority of the directors will attend the 2004 annual meeting of shareholders.

Remuneration of Directors

Effective July 29, 2003, the board of directors adopted a new compensation arrangement for non-employee directors. Under the new arrangement, the annual cash retainer has been increased from $50,000 per year to $60,000 per year. Non-employee directors are also entitled to receive $1,000 per board or committee meeting attended in person, or $500 per board or committee meeting attended telephonically, except for the chairmen of the board committees. The chairman of the audit committee is entitled to receive $3,000 for each committee meeting attended in person and $1,500 per committee meeting attended telephonically, and the other committee chairmen are entitled to receive $2,000 per committee meeting attended in person and $1,000 per committee meeting attended telephonically. In addition, each director is reimbursed for travel expenses incurred in connection with attending board of directors and committee meetings.

Except as described below, non-employee directors may elect to receive deferred stock under the 2003 Equity Incentive Plan in lieu of the annual cash retainer (but not in lieu of the cash meeting fees). Elections may cover 50%, 75% or 100% of the annual cash retainer payable to the director for the election period to which the annual cash retainer is payable. An election period begins on January 1st of each year or the date of the director’s initial appointment to the board of directors, whichever is later, and ends on the termination of a director’s tenure as a director or December 31st of that year, whichever is earlier. The deferred stock will be granted to the director following the end of the election period to which the election applies. The number of shares of deferred stock granted to the director will be equal to the amount of the annual cash retainer to which the election applies, divided by the average of the closing prices of the Manpower common stock on the last trading day of each full or partial calendar quarter covered by the election period. Deferred stock will be settled in shares of Manpower common stock on a one-for-one basis generally within 30 days after the date of termination of a director’s tenure as a director. For the election period that ended on December 31, 2003, Messrs. Bouchard, Greenberg, and Zore elected, and Mr. Stevenson was required, to accept deferred stock in lieu of 100% of the annual cash retainer to which they were otherwise entitled, Ms. Burns, Mr. Davis and Ms. Ridgway elected to accept deferred stock in lieu of 50% of the annual cash retainer to which they were otherwise entitled and Mr. Walter elected to receive the annual cash retainer to which he was entitled in cash.

In addition, each non-employee director receives annually an option to purchase 5,000 shares of common stock under the 2003 Equity Incentive Plan as additional compensation for service on the board of directors. Directors who join the board of directors after the date of grant receive an option over a prorated number of shares. Such options are exercisable during the director’s tenure and for a limited period thereafter.

Prior to July 29, 2003, directors had the right to elect, except for Mr. Stevenson who was required to elect, to receive an option to purchase shares of common stock in lieu of receiving payment of part or all of their annual fees in cash.

For each full year for which all such cash fees were waived, a director received an option over 10,000 shares of common stock, which number was adjusted based on the price per share of the common stock on the date of election relative to $28.00 for grants prior to November 5, 2001 and $28.38 for grants on or after November 5, 2001. The per share purchase price for each option awarded was equal to the fair market value of the common stock on the date of grant. Options granted in place of cash fees are exercisable for the vested portion during the director’s tenure and a limited period thereafter. In November 2001, Mr. Zore agreed, and Mr. Stevenson was required, to accept stock options in lieu of all of their cash fees through November 2006, Mr. Bouchard agreed to accept stock options in lieu of 75% of his cash fees through November 2006, Mr. Davis agreed to accept stock options in lieu of 50% of his cash fees through November 2006, and Mr. Walter agreed to accept stock options in lieu of 50% of his cash fees through November 2002. In March 2002, Ms. Ridgway agreed to accept stock options in lieu of 50% of her cash fees through November 2006 and in November 2002 and 2003, Mr. Walter elected to receive his fees through November 2003 and 2004 in cash. The right to elect options in lieu of cash compensation was terminated as of July 29, 2003, except that elections in effect as of July 29, 2003 remain in effect. In addition, directors who were in office prior to July 29, 2003 for whom an election was not in effect covering the period ending November 4, 2006 will continue to have the right to make elections under the prior compensation arrangement with respect to the first $50,000 of the annual cash retainer through November 2006. As a result, directors in office prior to July 29, 2003 will be entitled to elect to receive deferred stock as described above only for the excess of the new annual retainer over $50,000 for the period from July 29, 2003 to November 4, 2006.

Effective February 28, 2002, Mr. Hueneke’s full-time employment with Manpower ended. Mr. Hueneke entered into an agreement with us pursuant to which he relinquished his responsibility for Manpower’s operations in the United States and Canada and agreed to continue to assist us as a part-time employee through the orientation of his successor and the subsequent transition of management responsibilities for our operations in Latin America and the Asia Pacific region. The initial period of part-time employment expired February 28, 2003, and was extended through February 28, 2004. Pursuant to the agreement, we agreed to pay Mr. Hueneke his base salary and incentive bonus through February 28, 2002, plus the separation benefit in a lump sum amount equal to $1,520,234 due in accordance with the terms of his employment agreement. In addition, we paid Mr. Hueneke $314,108 during the initial period of part-time employment and $250,000 during the extension period. Mr. Hueneke has agreed not to compete with us or solicit employees to leave our employment during the period of employment and for two years after the date of his complete termination of employment, and to release all claims relating to his employment with us. Upon complete termination of his employment, payment of Mr. Hueneke’s benefits under our retirement plan, deferred compensation plan and non-qualified savings plan will be made or will begin, and we will continue to provide medical and dental benefits to Mr. Hueneke. On that date, all of the outstanding stock options held by Mr. Hueneke will become fully exercisable and will remain exercisable for one year following the date of complete termination of his employment with us. In addition, the shares of common stock to which Mr. Hueneke is entitled under our Deferred Stock Plan will be distributed to Mr. Hueneke as of January 2, 2005.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth in the table below, as of the Record Date, are the shares of the Company’s Common Stock beneficially owned by each director and nominee, our chief executive officer and each of our four other most highly compensated executive officers, who we refer to as the named executive officers, and all directors and executive officers of the Company as a group and the shares of the Company’s Common Stock that could be acquired within 60 days of the Record Date by such persons.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire Common Stock(1)		Percent of Class(2)
Jeffrey A. Joerres	381,140	(3) (4)	306,975	(5)	*
Michael J. Van Handel	159,642	(4)	134,962	(5)	*
Barbara J. Beck	34,250	(4)	31,250	(5)	*
Jean-Pierre Lemonnier	53,275	(4)	50,275	(5)	*
Yoav Michaely	144,174	(4)	96,812	(5)	*
J. Thomas Bouchard	41,434		39,434	(6)	*
Stephanie A. Burns	6,250		6,250	(6)	*
Willie D. Davis	32,493		32,493	(6)	*
Jack M. Greenberg	5,000		5,000	(6)	*
Terry A. Hueneke	66,452		63,000	(5)	*
Rozanne L. Ridgway	22,977		21,977	(6)	*
Dennis Stevenson	125,576		93,333	(6)	*
John R. Walter	63,541		63,541	(6)	*
Edward J. Zore	52,757		52,757	(6)	*
All Directors and Executive Officers as a group	1,188,961		998,059		1.3%

(1)	Except as indicated below, all shares shown in this column are owned with sole voting and dispositive power. Amounts shown in the Right to Acquire Common Stock column are also included in the Common Stock Beneficially Owned column. The table does not include shares of deferred stock held by the following directors that were issued under the 2003 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2003 Equity Incentive Plan: Mr. Bouchard — 90.3684; Ms. Burns — 271.1052; Mr. Davis — 45.1842; Mr. Greenberg — 225.9209; Ms. Ridgway — 45.1842; Mr. Stevenson — 90.3684; and Mr. Zore — 90.3684. The shares of deferred stock will be settled in shares of Manpower common stock on a one-for-one basis after the director’s termination of service as a director.

(2)	No person named in the table beneficially owns more than 1% of the outstanding shares of Common Stock. The percentage is based on the column entitled Common Stock Beneficially Owned.

(3)	Includes 300 shares held by Mr. Joerres’ spouse.

(4)	Includes the following number of shares of unvested restricted stock: Mr. Joerres — 35,000; Mr. Van Handel — 13,500; Ms. Beck — 1,500; Mr. Lemonnier — 1,500; and Mr. Michaely — 1,500. The holders of the restricted stock have sole voting power with respect to all shares held and no dispositive power with respect to all shares held.

(5)	Common Stock that may be acquired within 60 days of the Record Date through the exercise of stock options.

(6)	Includes the vested portion of options held under the 1991 Directors Stock Option Plan, the 1994 Executive Stock Option and Restricted Stock Plan and the 2003 Equity Incentive Plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation for the past three years of each of our named executive officers:

Name and Principal Position	Annual Compensation								Long Term Compensation			All Other Compensation ($)
	Year	Salary($)		Bonus($)		Other Annual Compensation($)			Awards
									Restricted Stock Awards($)		Securities Underlying Options/ SARs (#)
Jeffrey A. Joerres Chairman, President and Chief Executive Officer	2003 2002 2001	$840,000 700,000 700,000		$1,264,000 300,000 —			$15,633 3,542 3,324	(1)	$1,090,600 — —	(2)	35,000 250,000 65,300	$32,004 21,011 25,000	(3)

Michael J. Van Handel Executive Vice President — Chief Financial Officer and Secretary	2003 2002 2001	$460,000 400,000 340,000		$692,667 175,000 —		$	— — —		$420,660 — —	(2)	13,500 120,000 15,950	$23,496 11,935 16,302	(3)

Barbara J. Beck Executive Vice President	2003 2002	$350,000 350,000		$100,250 103,890		$	— —		$93,480 —	(4)	15,000 65,000	$2,000 27,973	(3) (5)

Jean-Pierre Lemonnier Executive Vice President	2003 2002	$340,000 340,000	(6)	$323,753 162,860	(6)	$	— —		$93,480 —	(4)	15,000 48,000	$1,497 1,974	(3)

Yoav Michaely Executive Vice President	2003 2002 2001	$390,000 370,000 370,000	(7)	$100,050 95,189 —			$164,110 184,140 149,494	(8)	$93,480 — —	(4)	15,250 10,000 —	$2,000 — —	(3)

(1)	“Other Annual Compensation” for Mr. Joerres includes the discount associated with purchases of Common Stock under the Manpower 1990 Employee Stock Purchase Plan. The Manpower 1990 Employee Stock Purchase Plan is available to all U.S. employees who meet certain qualifying standards and employees in certain other countries and is described below. See “Stock Purchase Plans.”

(2)	Represents the dollar value of the grant of 35,000 shares of Manpower common stock to Mr. Joerres and 13,500 shares of Manpower common stock to Mr. Van Handel on February 18, 2003 using the fair market value of Manpower common stock on the date of grant, which was $31.16 per share. Of the shares granted, 50% of the shares vest on February 18, 2006 and 50% of the shares vest on February 18, 2008. Dividends are paid on all of the shares granted. Mr. Joerres held 35,000 shares of restricted stock on December 31, 2003 with a value of $1,647,800 and Mr. Van Handel held 13,500 shares of restricted stock on December 31, 2003 with a value of $635,580 based on the closing sale price of Manpower common stock on December 31, 2003, which was $47.08 per share.

(3)	“All Other Compensation” consists of the dollar value of our contribution to accounts under our nonqualified savings plan in the U.S. for Messrs. Joerres, Van Handel and Michaely and Ms. Beck and our profit sharing plan in France for Mr. Lemonnier.

(4)	Represents the dollar value of the grant of 3,000 shares of Manpower common stock to each of Ms. Beck, Mr. Lemonnier and Mr. Michaely using the fair market value of Manpower common stock on the date of grant, which was $31.16 per share. Of the shares granted, 50% of the shares vested on February 18, 2004 and 50% of the shares vest on February 18, 2005. Dividends are paid on all of the shares granted. Ms. Beck and Mr. Lemonnier each held 3,000 shares of restricted stock on December 31, 2003 with a value of $141,240, and Mr. Michaely held 5,000 shares of restricted stock on December 31, 2003 with a value of $235,400 based on the closing sale price of Manpower common stock on December 31, 2003, which was $47.08 per share.

(5)	“All Other Compensation” for Ms. Beck in 2002 consists of relocation expense reimbursements.

(6)	Represents Mr. Lemonnier’s salary and bonus in Euro translated at an exchange rate of .895 (in U.S. Dollars), which was the exchange rate in effect at the time Mr. Lemmonier was appointed an executive officer of Manpower. Based on the exchange rate of 1.2595 (in U.S. Dollars) as of December 31, 2003, Mr. Lemonnier’s salary was $478,610 and his bonus was $455,605.

(7)	A portion of Mr. Michaely’s salary and his overseas living expense subsidy is paid in Pounds Sterling and has been translated at an exchange rate of 1.43 (in U.S. Dollars), which was the exchange rate in effect at the time Mr. Michaely was appointed an executive officer of Manpower. Based on the exchange rate of 1.7858 (in U.S. Dollars) as of December 31, 2003, Mr. Michaely’s salary was $412,173 and his overseas living expense subsidy was $204,942.

(8)	“Other Annual Compensation” for Mr. Michaely includes an overseas living expense subsidy.

Employee Stock Option and Restricted Stock Plans

We maintain several plans pursuant to which incentive and non-statutory stock options, restricted stock, deferred stock and SARs (stock appreciation rights) have been granted in the past and/or may be granted in the future. Participation is generally limited to our full-time employees. The option exercise price of all options granted under our plans to executive officers has been l00% of the closing market price on the New York Stock Exchange for the business day immediately prior to the date of grant. Directors of Manpower who are not full-time employees may participate in the 2003 Equity Incentive Plan, as described on page 8 hereof.

The following table summarizes certain information concerning option grants to our named executive officers during 2003:

Option/SAR Grants in Fiscal 2003

Name	Individual Grants					Grant Date Value
	Number of Securities Underlying Options/SARs Granted (#)		% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh) (1)	Expiration Date	Grant Date Present Value ($) (2)
Jeffrey A. Joerres	35,000	(3)	3.6%	31.16	2/18/13	$340,666

Michael J. Van Handel	13,500	(3)	1.4%	31.16	2/18/13	131,400

Barbara J. Beck	15,000	(4)	1.5%	31.16	2/18/13	116,703

Jean-Pierre Lemonnier	15,000	(4)	1.5%	31.16	2/18/13	116,703

Yoav Michaely	15,250	(4)	1.5%	31.16	2/18/13	118,649

(1)	All options were granted at 100% of the fair market value on the date of grant.

(2)	Present value is determined by using the Black-Scholes option pricing model. The grant date present value is based on a nine-year option life. Other assumptions used for the Black-Scholes option pricing model include a risk-free rate of return of 3.67%, a volatility factor of 39.3% and a dividend yield of 0.50% during the option life. The resulting value derived from the Black-Scholes model was reduced for each grant for lack of marketability and liquidity, as indicated below.

(3)	These options were granted on February 18, 2003 and become exercisable as to 50% of the shares covered by the option on February 18, 2006 and February 18, 2007. The value derived from the Black-Scholes model was reduced by 37.5% for these options for lack of marketability and liquidity.

(4)	These options were granted on February 18, 2003 and become exercisable as to 25% of the number of shares covered by the option on each of the first four anniversaries of the date of grant. The value derived from the Black-Scholes model was reduced by 28.1% for these options for lack of marketability and liquidity.

The following table summarizes for each of the named executive officers the number of shares of common stock acquired upon exercise of options during the fiscal year ended December 31, 2003, the dollar value realized upon exercise of options, the total number of shares of common stock underlying unexercised options held at December 31, 2003, exercisable and unexercisable, and the aggregate dollar value of in-the-money, unexercised options held at December 31, 2003, exercisable and unexercisable. Value realized upon exercise is the difference between the fair market value of the underlying common stock on the exercise date and the exercise or base price of the option. Value of unexercised, in-the-money options at fiscal year-end is the difference between its exercise price and the fair market value of the underlying common stock as of December 31, 2003, which was $47.08 per share. These values, unlike any amounts which may be set forth in the column headed “value realized” have not been, and may never be, realized. The underlying options have not been, and may never be, exercised. The actual gains, if any, on exercise will depend on the value of the common stock on the date of exercise. There can be no assurance that these values will be realized.

Aggregated Option/SAR Exercises in Fiscal Year 2003

and FY-End Option/SAR Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#)		Value of Unexercised In-the-Money Options/SARs at FY-End($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey A. Joerres	28,500	$610,471	243,025	392,775	$4,569,727	$6,360,122

Michael J. Van Handel	—	—	112,100	139,350	1,879,018	1,978,091

Barbara J. Beck	—	—	13,750	66,250	180,400	911,200

Jean-Pierre Lemonnier	—	—	34,525	53,175	509,153	749,226

Yoav Michaely	13,000	172,300	90,500	48,750	1,797,435	949,150

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2003 about shares of our common stock outstanding and available for issuance under our existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options as of December 31, 2003	Weighted-average exercise price of outstanding options as of December 31, 2003	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2003 (excluding securities reflected in the first column)(1)
Equity compensation plans approved by security holders	5,063,875	$31.08	5,782,229
Equity compensation plans not approved by security holders(2)	0	$—	0

Total	5,063,875	$31.08	5,782,229

(1)	Includes the number of shares remaining available for future issuance under the following plans: Deferred Stock Plan — 106,179 shares; 1990 Employee Stock Purchase Plan — 441,070 shares; Savings Related Share Option Scheme — 817,230 shares; and 2003 Equity Incentive Plan — 4,417,750 shares.

(2)	As of December 31, 2003, we did not maintain any equity compensation plans which were not approved by shareholders.

Stock Purchase Plans

We have adopted and maintain several employee stock purchase plans designed to encourage employees to purchase common stock. The plans are broad-based and are available to all U.S. employees, including qualifying temporary employees, and employees in certain other countries. The plans generally provide that employees accumulate funds through payroll deductions over a prescribed offering period of one to seven years and are entitled to purchase shares at a maximum discount of 15% from the market price at the beginning and/or end of the offering period. No more than $25,000 of common stock, measured by the market price as of the beginning of the offering period, may be purchased by any participating employee in any year.

Pension Plans

We maintain a broad-based qualified, noncontributory defined benefit pension plan for eligible U.S. employees which we refer to as the qualified plan. We also maintain a nonqualified, defined benefit, deferred compensation plan to provide retirement benefits for management and other highly compensated employees in the U.S. who are ineligible to participate in the qualified plan. We refer to this plan and the qualified plan as the U.S. pension plans. Some of our foreign subsidiaries maintain various pension and retirement plans.

Under the U.S. pension plans, a pension is payable upon retirement at age 65, or upon earlier termination if certain conditions are satisfied. As of February 29, 2000, the U.S. pension plans were frozen, and the pension benefits due to employees in the plans on that date were frozen. The pension benefit is based on years of credited service as of February 29, 2000 and the lesser of (i) the average annual compensation received during the last five consecutive calendar years prior to retirement, for employees already retired on February 29, 2000, or as of February 29, 2000, for employees not then retired, or (ii) $261,664. Compensation covered by the plans is base salary or hourly wages, unless paid entirely on a commission basis, in which case commissions of up to $20,000 per calendar year are taken into account. Bonuses, overtime pay or other kinds of extra compensation are not considered. Upon retirement at age 65 or later, Messrs. Joerres, Van Handel and Michaely will be entitled to an aggregate annual benefit equal to $11,882, $14,472 and $5,473, respectively. Ms. Beck and Mr. Lemonnier are not entitled to any benefits under the U.S. pension plans.

Employment and Other Agreements

Mr. Joerres, Mr. Van Handel and Ms. Beck have each entered into employment agreements with us.

Under his agreements, Mr. Joerres is entitled to receive an annual base salary of $700,000 or more as determined by the executive compensation committee and incentive compensation in accordance with the Corporate Senior Management Incentive Plan, which is administered by the executive compensation committee. Mr. Joerres’ current base salary is $840,000 per year. If Mr. Joerres’ employment is terminated by us for other than cause, as defined in the agreement, or by Mr. Joerres for good reason, also defined in the agreement, Mr. Joerres is entitled to receive: (i) all base compensation and other benefits to which he was entitled through his date of termination, including a prorated bonus; (ii) one year of base compensation, plus the highest incentive bonus paid to him during the prior three years or due for the current year, or three times this total amount plus a gross-up to cover any “golden parachute” tax if termination is in connection with a change of control; and (iii) other benefits as specified in the agreement. Mr. Joerres’ agreements also contain nondisclosure, nonsolicitation and noncompetition provisions.

Under his agreements, Mr. Van Handel is entitled to receive an annual base salary of $340,000 or more as determined by the executive compensation committee and incentive compensation in accordance with the Corporate Senior Management Incentive Plan, which is administered by the executive compensation committee. Mr. Van Handel’s current base salary is $460,000 per year. If Mr. Van Handel’s employment is terminated by us for other than cause, as defined in the agreement, or by Mr. Van Handel for good reason, also defined in the agreement, Mr. Van Handel is entitled to receive: (i) all base compensation and other benefits to which he was entitled through his date of termination, including a prorated bonus; (ii) one year of base compensation, plus the highest incentive bonus paid to him during the prior three years, or three times this total amount plus a gross-up to cover any “golden parachute” tax if termination is in connection with a change of control; and (iii) other benefits as specified in the agreement. Mr. Van Handel’s agreements also contain nondisclosure, nonsolicitation and noncompetition provisions.

Under her agreements, Ms. Beck is entitled to receive an annual base salary of $350,000, which was increased to $370,000 in 2004. Ms. Beck is also entitled to receive an incentive bonus based on adjusted operating unit profit of our United States and Canadian operations, our earnings per share and an appraisal by our chief executive officer of Ms. Beck’s performance respecting development issues affecting our United States and Canadian operations. The bonus will be calculated based on actual performance as compared to performance goals for each component established each year by our chief executive officer. If the threshold goal for each component is not met, Ms. Beck will not receive a bonus. If the outstanding goal for each component is met or exceeded, Ms. Beck will receive a bonus equal to a maximum amount of 100% of her base salary. If Ms. Beck’s employment is terminated by us for other than cause, as defined in the agreement, or by Ms. Beck for good reason, also defined in the agreement, Ms. Beck is entitled to receive: (i) all base compensation to which she was entitled through her date of termination, including a prorated bonus; (ii) one year of base compensation, plus the highest incentive bonus paid to her during the prior three years, or two times this amount if termination is in connection with a change of control; and (iii) medical and dental benefits as specified in the agreements. Ms. Beck’s agreements also contain nondisclosure, nonsolicitation and noncompetition provisions.

Messrs. Lemonnier and Michaely have not entered into employment agreements with us; however, Messrs. Lemonnier and Michaely currently receive an incentive bonus determined pursuant to a bonus arrangement with us.

Under his bonus arrangement, the incentive bonus paid to Mr. Lemonnier is based on performance indicators for our France operations determined by our chief executive officer. These indicators may include adjusted operating unit profit, efficiency improvement as measured by expense ratios, our earnings per share and other indicators. Each indicator will be weighted as determined by our chief executive officer. The bonus will be calculated based on actual performance as compared to performance goals for each indicator established each year by our chief executive officer. If the threshold goal for each indicator is not met, Mr. Lemonnier will not receive a bonus. If the outstanding goal for each component is met or exceeded, Mr. Lemonnier will receive a bonus equal to a maximum amount of 100% of his base salary.

Under his bonus arrangement, the incentive bonus paid to Mr. Michaely is based on performance indicators for our operations in Europe, the Middle East and Africa (excluding France). These indicators may include adjusted operating unit profit, efficiency improvement as measured by expense ratios, our earnings per share and other indicators. Each indicator will be weighted as determined by our chief executive officer. The bonus will be calculated based on actual performance as compared to performance goals for each indicator established each year by our chief executive officer. If the threshold goal for each indicator is not met, Mr. Michaely will not receive a bonus. If the outstanding goal for each component is met or exceeded, Mr. Michaely will receive a bonus equal to a maximum amount of 100% of his base salary.

Mr. Lemonnier has entered into a severance agreement with us. If Mr. Lemonnier’s employment is terminated by us for other than cause, as defined in the agreement, or by Mr. Lemonnier for good reason, also defined in the agreement, Mr. Lemonnier is entitled to receive: (1) all base compensation to which he was entitled through his date of termination, including a prorated bonus; and (2) one year of base compensation, plus the highest incentive bonus paid to him during the prior three years, or two times this amount if termination is in connection with a change of control. Mr. Lemonnier’s severance agreement also contains nondisclosure, nonsolicitation and noncompetition provisions.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The executive compensation committee of the board of directors submits the following report on executive compensation. The committee consists of four directors who are “independent” within the meaning of the listing standards of the New York Stock Exchange. The board of directors has adopted a charter for the executive compensation committee, which is available on Manpower’s web site at www.investor.manpower.com. During 2003, the committee was responsible for establishing the compensation of Mr. Joerres and Mr. Van Handel, subject to ratification by the board of directors. In addition, the committee has responsibility, based on the recommendations of the chief executive officer, for determining the compensation of other senior executives, including Ms. Beck, Mr. Lemonnier, and Mr. Michaely, and administering the Corporate Senior Management Incentive Plan. The committee also administers our stock option plans for employees (but not for directors) and our 1990 Employee Stock Purchase Plan and Savings Related Share Option Scheme, although the committee delegates the day-to-day administration of the 1990 Employee Stock Purchase Plan and the Savings Related Share Option Scheme to an administrative committee.

Compensation Philosophy

The committee’s executive compensation philosophy is to provide competitive compensation programs to attract and retain executive talent, to use variable pay to reward executives for results that drive Manpower’s business strategy, and to use equity-based incentive plans to tie a portion of executive compensation to long-term common stock performance. In determining competitive compensation levels, the committee takes into account staffing industry practices, as well as the practices of other global companies that are of comparable size and complexity to Manpower. When making compensation decisions, the committee takes many factors into account, including the individual’s past and expected future contributions to Manpower’s success, the performance of individual business units and Manpower as a whole, the individual’s historical compensation, and any retention concerns.

Base salary levels for senior executives are determined based on the executive’s position, experience and performance, and competitive market data. Generally, base salary is benchmarked to the median of the relevant competitive market. To support Manpower’s pay for performance philosophy, annual incentives are based primarily on achieving objective financial performance goals, such as earnings per share, operating income and the cost of capital. For outstanding performance, total cash compensation (salary plus annual incentive) may exceed market median total cash compensation.

Equity-based awards for senior executives are generally made annually and are based on the executive’s position, experience and performance, prior equity-based compensation awards, and competitive equity-based compensation levels. The committee has awarded both stock options and restricted stock. Award levels are intended to provide above-median rewards for outstanding shareholder returns. Manpower’s pay for performance philosophy is reflected in the use of stock options beyond the senior executive ranks. We have periodically granted options to a broader group of employees to recognize and reward their strong performance. Approximately 570 employees received option grants in February 2003 and approximately 510 employees received option grants in February 2004.

The committee believes that senior executives should hold a meaningful stake in Manpower to align their economic interests with those of the shareholders. To this end, the committee adopted stock ownership guidelines in 2002. The initial stock ownership guidelines target stock ownership equal in value to three times base salary for the chief executive officer and the chief financial officer and one times base salary for all other executives who report directly to the chief executive officer. The committee has set a goal of five years for these executives to attain the targeted ownership levels. In determining whether targeted ownership levels have been met, the committee will take into account restricted stock, but will not take into account outstanding stock options. The committee intends to revisit these stock ownership guidelines from time to time. As of December 31, 2003, two of our five executive officers, Mr. Joerres and Mr. Michaely, had attained the targeted ownership levels.

Corporate Senior Management Incentive Plan

In 2002, the committee established the Corporate Senior Management Incentive Plan for designated corporate executives of Manpower. At present, the chief executive officer and the chief financial officer are the only participants in the incentive plan. The incentive plan includes an annual incentive plan and a provision for periodic grants of stock options. The annual incentive plan has two components. Under the first component, a participant is entitled to receive a cash award for attaining earnings per share and economic profit goals for the year. The committee establishes the earnings per share and economic profit goals and award opportunities for attaining these goals at the beginning of the year. Participation in the first component of the annual incentive plan by the chief executive officer and the chief financial officer was submitted to and approved by the shareholders at the 2002 annual meeting.

The second component of the annual plan provides for the payment of a cash incentive each year based on a participant’s achievement of certain operating objectives for the year. The committee establishes these operating objectives and award opportunities for achieving the objectives at the beginning of the year. Following the close of the year, the committee determines whether the objectives have been achieved and, if so, the amount of the award earned.

The committee determines the appropriate weighting of each goal at the beginning of the year. For 2003, each participant’s award opportunity was weighted 40% to the earnings per share goal, 40% to the economic profit goal and 20% to the operating objectives. For 2004, the committee set new earnings per share and economic profit goals and approved new operating objectives and maintained the same 40%, 40% and 20% respective weightings as in 2003.

Chief Executive Officer Compensation

The committee discussed Mr. Joerres’ 2003 performance and compensation for 2003 and 2004 in executive session at meetings held in December, 2003, January, 2004 and February, 2004. In evaluating Mr. Joerres’ performance for 2003, the committee considered achievement of financial and operational goals, as well as Mr. Joerres’ leadership, relationships with the board of directors and customers, focus on succession planning and leadership team development and the management of acquisitions. Although the committee reviews Mr. Joerres’ base salary annually, it does not necessarily change his salary in any year. Mr. Joerres’ base salary for 2002 was $700,000 per year. For 2003, the committee approved and the board of directors ratified an increase in his base salary to $840,000. The committee based its decision on various factors including the scope of Mr. Joerres’ responsibilities, his skill, experience and performance and the compensation levels of executives who hold positions comparable to his at other companies. Consistent with its practice of not necessarily increasing salaries annually, the committee decided to leave Mr. Joerres’ base salary unchanged for 2004. Mr. Joerres’ incentive award for 2003 was determined in accordance with the incentive plan. Based on Manpower’s earnings per share and economic profit performance and the committee’s assessment of Mr. Joerres’ achievement of his 2003 operating objectives, the committee approved a cash award for Mr. Joerres of $1,264,000, which was above the target award level.

In February 2003, the committee granted Mr. Joerres 35,000 shares of restricted stock and an option to purchase 35,000 shares of common stock. In determining to make these grants and the number of shares covered these grants, the committee considered Mr. Joerres’ level of responsibility, his skill, experience and performance, the level of stock option grants previously made to him, the value of the option, Mr. Joerres’ past and current total compensation and compensation opportunities, and the compensation, including equity-based compensation, of executives who hold positions comparable to his position at other companies. The committee specifically took into account the magnitude of the 2002 option grant. The committee was also mindful of its goal to increase the stock ownership levels of senior executives. The restricted stock vests as to 50% of the shares on the third anniversary of the date of grant and 50% of the shares on the fifth anniversary of the date of grant. The option to purchase 35,000 shares becomes exercisable as to 50% of the shares covered by the option on the third anniversary of the date of grant and 50% of the shares covered by the option on the fourth anniversary of the date of grant.

In February 2004, the committee granted Mr. Joerres 20,000 shares of restricted stock and an option to purchase 50,000 shares of common stock. In making this grant, the committee took into account the same factors described above for the 2003 grant. The restricted stock vests as to 50% of the shares on the second anniversary of the date of grant and 50% of the shares on the fourth anniversary of the date of grant. The option to purchase 50,000 shares becomes exercisable as to 50% of the shares covered by the option on the second anniversary of the date of grant and 50% of the shares covered by the option on the fourth anniversary of the date of grant.

Other Executive Officers of the Company

Mr. Van Handel’s base salary for 2003 was $460,000, which was increased from his base salary of $400,000 for 2002. The committee determined Mr. Van Handel’s base salary based on various factors including the scope of Mr. Van Handel’s responsibilities, his skill, experience and performance, and the compensation levels of executives who hold positions that are comparable to his at other companies, as well as the committee’s recognition of the increasing market demand for qualified chief financial officers. Mr. Van Handel’s incentive award for 2003 was determined in accordance with the incentive plan. Based on Manpower’s earnings per share and economic profit performance and the committee’s assessment of Mr. Van Handel’s achievement of his 2003 operating objectives, the committee approved a cash award for Mr. Van Handel of $692,667, which was above the target award level.

In February 2003, the committee granted Mr. Van Handel 13,500 shares of restricted stock and an option to purchase 13,500 shares of common stock. In making these grants, the committee took into consideration the same types of factors described above for Mr. Joerres’ 2003 grant, the magnitude of the 2002 option grant and the goal to increase stock ownership levels of senior executives. The restricted stock will vest and the option will become exercisable on the same basis as the restricted stock and option granted to Mr. Joerres in February 2003.

In February 2004, the committee granted Mr. Van Handel 7,500 shares of restricted stock and an option to purchase 15,000 shares of common stock. In making this grant, the committee considered the same factors that it considered for the 2003 grant. The restricted stock will vest and the option will become exercisable on the same basis as the restricted stock and option granted to Mr. Joerres in February 2004.

Under its current charter, the committee is responsible, based on the recommendations of the chief executive officer, for determining the compensation of Ms. Beck, Mr. Lemonnier and Mr. Michaely, including base salary, incentive compensation, the amounts and terms of any equity awards, and other material terms of their employment. The incentive bonuses for Ms. Beck, Mr. Lemonnier and Mr. Michaely were calculated by comparing actual performance against performance goals established by Mr. Joerres at the beginning of 2003. Mr. Joerres recommended, and the committee approved, incentive bonuses for 2003 to Ms. Beck, Mr. Lemonnier and Mr. Michaely. The committee also approved grants of restricted stock and options to Ms. Beck, Mr. Lemonnier and Mr. Michaely.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to the corporation’s chief executive officer and four other most highly compensated executive officers in service as of the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Where necessary for covered executives, the committee generally seeks to structure compensation amounts and plans that meet the requirements for deductibility under this provision. However, because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, the committee cannot assure that compensation intended by the committee to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible. In addition, the committee may implement compensation arrangements that do not satisfy these requirements for deductibility if it determines that such arrangements are appropriate under the circumstances.

The committee acts as the compensation committee of outside directors under Section 162(m), with responsibility for establishing, administering and certifying attainment of performance goals under the regulations promulgated under Section 162(m). This responsibility includes taking actions under the incentive plan as the committee considers appropriate in recognition of the requirements of Section 162(m), as well as making grants of equity awards where appropriate in accordance with the requirements of Section 162(m).

The Executive Compensation Committee

J. Thomas Bouchard, Chairman

Jack M. Greenberg

Rozanne L. Ridgway

John R. Walter

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the executive compensation committee has ever been an officer or employee of our company or any of our subsidiaries and none of our executive officers has served on the compensation committee or board of directors of any company of which any of our other directors is an executive officer.

PERFORMANCE GRAPH

Set forth below is a graph for the periods ending December 31, 1998–2003 comparing the cumulative total shareholder return on the common stock with the cumulative total return of companies in the Standard & Poor’s 400 Midcap Stock Index and the Standard & Poor’s Supercomposite Employment Services Index. We are included in the Standard & Poor’s Supercomposite Employment Services Index and we estimate that we constituted approximately 25% of the total market capitalization of the companies included in the index. The graph assumes a $100 investment on December 31, 1998 in the common stock, the Standard & Poor’s 400 Midcap Stock Index and the Standard & Poor’s Supercomposite Employment Services Index and assumes the reinvestment of all dividends.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

AMONG MANPOWER, S&P 400 MIDCAP STOCK INDEX, AND

S&P SUPERCOMPOSITE EMPLOYMENT SERVICES INDEX

	December 31,
	1998	1999	2000	2001	2002	2003
Manpower	$100	150	153	136	130	192
S&P 400 Midcap Stock Index	$100	113	132	130	110	147
S&P Supercomposite Employment Services Index	$100	91	62	56	42	63

AUDIT COMMITTEE REPORT

We have an audit committee composed of four directors who are “independent” within the meaning of the listing standards of the New York Stock Exchange. The board of directors has adopted a charter for the audit committee which is attached to this proxy statement as Appendix A. The audit committee charter is also available on our website at www.investor.manpower.com. The charter sets forth the responsibilities and powers of the audit committee with respect to our independent auditors, quarterly and annual financial statements, non-audit services, internal audit and accounting, risk assessment and risk management, business conduct and ethics, special investigations, use of advisors and other reporting and disclosure obligations, including the audit committee’s obligations as our qualified legal compliance committee.

In 2003, the audit committee met six times. Over the course of these meetings, the audit committee met with our chief executive officer, chief financial officer, other senior members of the finance department, the director of internal audit, our outside counsel and our independent auditors. During these meetings, the audit committee reviewed and discussed, among other things:

•	the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2003,

•	our financial statements for each of the first three quarters of 2003, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,”

•	the implications of and our responsibilities under Section 404 of the Sarbanes-Oxley Act of 2002, and our implementation plan to address Section 404 compliance and reporting,

•	the impact of the Sarbanes-Oxley Act of 2002 and related rules on our corporate governance documents, policies and procedures, including the audit committee’s charter,

•	our annual internal and external audit plans and the internal and external staffing resources available to carry out our audit plans,

•	internal audit results, including information technology systems audits, and the status of items identified in prior audits,

•	our risk assessment and risk management framework, including the audit committee’s role and responsibilities related to fraud and the implications of SAS No. 99,

•	the impact of new accounting pronouncements,

•	current tax matters affecting us, including reporting compliance, audit activity, internal reorganizations and other tax planning,

•	our compliance with the Foreign Corrupt Practices Act and the implementation of our Code of Business Conduct and Ethics, and

•	the results of the audit committee’s self-evaluation.

The audit committee met four times in private session with PricewaterhouseCoopers LLP and met five times in private session with the director of internal audit. Over the course of the private sessions with our independent auditors, the audit committee discussed the adequacy of our internal controls, the quality of financial reporting outside of the United States, our judgmental reserves, whether there were alternative treatments within GAAP in connection with our financial statements, and our personnel involved in the financial reporting process. The audit committee also confirmed that there were no material control deficiencies to be noted in connection with the 2002 audit and that they were receiving the full cooperation of management in the 2003 audit process. Over the course of the private sessions with our director of internal audit, the audit committee reviewed and discussed the adequacy of the internal audit department’s resources, the level of support and cooperation received by the internal audit department, the department’s independence from management, management’s response to recommendations of the internal audit department and the scope of the internal audit.

In addition to the meetings discussed above, the chairman of the audit committee reviewed with management and our independent auditors our financial statements for each quarter of 2003 prior to the quarterly release of earnings.

In February 2004, the independent auditors and members of senior management reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003 with the audit committee, together with our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This discussion included, among other things:

•	critical accounting policies and practices used in the preparation of our financial statements,

•	the effect of regulatory and accounting initiatives on our financial statements, including the adoption of significant accounting pronouncements and recent SEC interpretive guidance,

•	confirmation that there were no material audit adjustments proposed by the independent auditors,

•	confirmation that there were no matters of significant disagreement between management and the independent auditors arising during the audit, and

•	other matters required to be discussed by SAS No. 61.

At this meeting, the audit committee met privately with the independent auditors and discussed our personnel involved in the financial reporting process, the impact of continuing developments in GAAP, our implementation of Section 404 of the Sarbanes-Oxley Act, and our judgmental reserves. The audit committee also confirmed with the independent auditors that there were no material control deficiencies noted as part of the 2003 audit. The audit committee also met privately with the chairperson of our disclosure committee and discussed the effectiveness of our disclosure controls and procedures and the overall quality of our disclosures. In addition, the audit committee also met in separate private sessions with the director of internal audit and management to discuss the staffing of the internal audit department.

The audit committee has reviewed the fees billed by PricewaterhouseCoopers LLP to us with respect to 2002 and 2003, which consist of the following:

Audit Fees.    The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for both the audit of our financial statements as of and for the year ended December 31, 2002 and 2003 and the review of the financial statements included in our Quarterly Reports on Form 10-Q for 2002 and 2003 were $1,721,300 in 2002 and $2,517,200 in 2003. These fees were approved by the audit committee in December, 2002 and October, 2003, and at two subsequent meetings in 2003 and 2004. The fee increase from 2002 to 2003 was primarily due to changes in the scope of the audit and the impact of currency exchange rates.

Audit-Related Fees.    The aggregate fees billed by PricewaterhouseCoopers LLP for audit-related services were $15,000 in 2002 and $264,100 in 2003. These services in 2002 consisted of U.S. pension and other retirement plan audits and related consultation. These services in 2003 consisted of audits and reviews of pension and other retirement plans and related consultation, assistance and consultation regarding the application of accounting principles, assistance in the registration and issuance of securities, advisory services related to our Section 404 documentation, due diligence services and assistance with the Registration Statement on Form S-4 filing related to the acquisition of Right Management Consultants, Inc., certification of a government grant, and statutory certification of a new holding company structure.

Tax Fees.    The aggregate fees billed by PricewaterhouseCoopers LLP for tax services were $100,257 in 2002 and $141,410 in 2003. These services in 2002 consisted of assistance in the preparation and filing of certain international tax returns and tax consultation in various countries. These services in 2003 consisted of assistance in the preparation and filing of certain international tax returns, a feasibility study related to the use of foreign tax losses, advice on the feasibility of our current entity structure for one of our subsidiaries, assistance with a request for information from a foreign tax authority and consultation regarding withholding taxes.

All Other Fees.    The aggregate fees billed by PricewaterhouseCoopers LLP for all other services were $173,978 in 2002 and $22,400 in 2003. These services in 2002 consisted of assistance with employment and staffing matters in various countries, including a remuneration study. These services in 2003 consisted of transfer pricing advice and documentation and value added tax training.

Our Policy on Services Provided by the Independent Auditors was initially adopted by the audit committee in March 2002 and has since been revised several times in response to regulatory requirements. The Policy sets forth the types of services that we may and may not engage our auditors to provide, the approval requirements for permitted services and related disclosure and reporting standards. A copy of the Policy is available on our web site at www.investor.manpower.com. Each of the services described under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” was approved in 2003 in accordance with the Policy.

The audit committee has also received the written disclosures and confirmation from PricewaterhouseCoopers LLP required by Independence Standards Board No. 1 and discussed with PricewaterhouseCoopers LLP their independence. In particular, at each regular meeting during 2003 and at the meeting in February 2004 the audit committee reviewed and discussed the non-audit services provided by PricewaterhouseCoopers LLP to us during 2003 that are described above. The audit committee has considered whether the provision of the non-audit services described above is compatible with the independence of PricewaterhouseCoopers LLP and satisfied itself as to the auditor’s independence. The audit committee believes that PricewaterhouseCoopers LLP has been objective and impartial in conducting the 2003 audit, and believes that the provision of these services has not adversely affected the integrity of our auditing and financial reporting processes.

In performing all of the functions described above, the audit committee acts only in an oversight capacity. The audit committee does not complete its reviews of the matters described above prior to our public announcements of financial results and, necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for our financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States.

In reliance on these reviews and discussions, and the report of the independent auditors, the audit committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003.

The Audit Committee

Edward J. Zore, Chairman

J. Thomas Bouchard

Stephanie A. Burns

Willie D. Davis

2.  RATIFICATION OF INDEPENDENT AUDITORS

As previously disclosed, on April 10, 2002 we dismissed Arthur Andersen LLP as our independent public accountants and appointed PricewaterhouseCoopers LLP as our new independent public accountants. The decision to dismiss Arthur Andersen LLP and to retain PricewaterhouseCoopers LLP was recommended by the audit committee and approved by the board of directors.

Arthur Andersen LLP’s reports on our consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2001 and 2000, and the subsequent interim period through April 10, 2002, there were no disagreements between us and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report.

None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the years ended December 31, 2001 and 2000 or during the subsequent interim period through April 10, 2002.

We provided Arthur Andersen LLP with a copy of the foregoing disclosures. A copy of Arthur Andersen LLP’s letter, dated April 16, 2002, stating their agreement with such statements is attached as Exhibit 16.1 to our Current Report on Form 8-K dated April 16, 2002 filed with the Securities and Exchange Commission.

During the years ended December 31, 2001 and 2000, and the subsequent interim period through April 10, 2002, we did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Subject to ratification by the shareholders at the annual meeting, the audit committee of the board of directors has appointed PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2004. PricewaterhouseCoopers LLP audited our consolidated financial statements for the fiscal years ended December 31, 2002 and 2003. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting and have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of our independent auditors will be reconsidered by the audit committee.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004. Abstentions will not be counted as voting and, therefore, will have no impact on the approval of the proposal.

The board of directors recommends you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004 and your proxy will be so voted unless you specify otherwise.

SUBMISSION OF SHAREHOLDER PROPOSALS

In accordance with our by-laws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2005 annual meeting of shareholders and any other shareholder proposed business to be brought before the 2005 annual meeting of shareholders must be received by us no later than January 27, 2005. To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2005 annual meeting of shareholders must be received by us at our principal executive offices by October 27, 2004. Such nominations or proposals must be submitted to Mr. Michael J. Van Handel, Secretary, Manpower Inc., 5301 North Ironwood Road, Milwaukee, Wisconsin 53217. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of our common stock. Copies of these reports must also be furnished to us. Based solely on a review of these copies we believe that during 2003 all filing requirements were met.

OTHER MATTERS

Although management is not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy as recommended by the board of directors or, if no such recommendation is given, in their discretion.

Shareholders may obtain a copy of our Annual Report on Form 10-K at no cost by requesting a copy on our Internet website at www.investor.manpower.com or by writing to Mr. Michael J. Van Handel, Secretary, Manpower Inc., 5301 North Ironwood Road, Milwaukee, Wisconsin 53217.

By Order of the Board of Directors,

Michael J. Van Handel, Secretary

APPENDIX A

CHARTER

AUDIT COMMITTEE

OF THE

BOARD OF DIRECTORS OF MANPOWER INC.

(Revised October 28, 2003)

I. PURPOSE.

The purpose of the Audit Committee of the Board of Directors of Manpower Inc. is to assist the Board of Directors in its oversight of financial accounting and reporting practices of the Company, the quality and integrity of the financial statements of the Company, the qualifications and independence of the Company’s independent auditors, the performance of the Company’s independent auditors and the Company’s internal audit function and compliance with applicable legal, ethical and regulatory requirements and to prepare the report that the rules of the Securities and Exchange Commission require to be included in the Company’s annual proxy statement. The Committee will also serve as the Company’s qualified legal compliance committee. The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and to report the results of its activities to the Board of Directors. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management of the Company is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing the Company’s financial statements.

II. COMMITTEE COMPOSITION.

The Committee shall be comprised of at least three members, consisting solely of “independent” directors who are “financially literate” or become “financially literate” within a reasonable period of time after their appointment to the Committee. At least one member of the Committee shall have accounting or related financial management experience, as the Board of Directors interprets such qualification in its business judgment. The Board of Directors may determine that at least one member of the Committee shall be an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

A director is “independent” if he or she meets the requirements for independence set forth in the rules of the New York Stock Exchange.

A “financially literate” director is one whom the Board of Directors in its business judgment deems to be financially literate. Committee members may enhance their familiarity with finance and accounting by participating in educational programs.

The members of the Committee will be appointed by the Board of Directors after taking into account the recommendations of the Nominating and Governance Committee. A member will serve until his or her successor is appointed, until his or her resignation from the Committee, until his or her position on the Committee is eliminated due to a reduction in the size of the Committee, until he or she is removed from the Committee by the Board of Directors, or until his or her service on the Board of Directors terminates. The chairperson of the Committee will be the member of the Committee appointed to serve in such capacity by the Board of Directors from time to time.

Except as otherwise determined by the Board of Directors, no member of the Committee will simultaneously serve on the audit committees of more than two other public companies.

III. MEETINGS AND REPORTS.

The Committee shall meet as frequently as the Committee deems necessary, but the Committee shall meet at least four times each year. Meetings of the Committee may be called by the chairperson of the Committee or otherwise as provided in the by-laws of the Company. The Committee shall report periodically to the Board of Directors regarding the Committee’s activities, findings, conclusions and recommendations, including any material issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the company’s independent auditors, and the performance of the internal audit function.

IV. RESPONSIBILITIES AND POWERS.

The Committee’s responsibilities shall include the following:

A. Independent Auditors.    The Committee shall have the ultimate authority and responsibility to select, retain, evaluate and, where appropriate, replace the independent auditors and to submit the selection of independent auditors for ratification by the shareholders in any proxy statement; provided that the Committee may consult with the Company’s senior management regarding these matters. With respect to the independent auditors, the Committee shall have the following additional specific responsibilities:

1. Approve all of the terms of engagement of the independent auditors, including the audit services within the scope of the engagement, and the fees to be paid to the independent auditors and review the appointment of and fee arrangements with any other external auditors employed for other specific audit purposes.

2. At least annually, obtain and review a report by the independent auditors describing: (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and (c) any steps taken by the independent auditors to address any issues described in subparagraph (b).

3. Receive the written disclosures and confirmation from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented from time to time, discuss with the independent auditors the independent auditors’ independence, including actively engaging in a dialog with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence.

4. Periodically evaluate the independent auditors’ qualifications, performance and independence and the experience and qualifications of the senior individuals assigned by the independent auditors to the Company’s account, including the lead partner. This evaluation shall be based on a review of the report and the statement referred to above, as well as other factors deemed appropriate by the Committee. The evaluation shall also take into account the opinion of the Company’s management and members of the Company’s internal audit department. The Committee shall present the conclusions with respect to this evaluation to the full Board of Directors.

5. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, and periodically consider whether the Company should regularly rotate its independent auditors.

6. Initially establish and periodically review hiring policies for employees and former employees of the independent auditors, and periodically review a list of employees and former employees of the independent auditors hired by the Company and the positions for which they were hired.

B. Quarterly and Annual Financial Statements.

1. Review each year the planned scope of the examination of the Company’s financial statements by the independent auditors.

2. Review with management and the independent auditors the quarterly financial statements to be included in each of the Company’s Quarterly Reports on Form 10-Q and upon completion of their audit, the annual financial statements to be included in the Company’s Annual Report on Form 10-K, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

3. Review any disclosures made to the Committee by the Company’s chief executive officer and chief financial officer regarding any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

4. Review and discuss with the independent auditors and management (a) the development, selection, application and disclosure of all critical accounting policies and practices used in the audited financial statements, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, (c) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences, (d) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements, and (e) any significant audit adjustments proposed by the independent auditors.

5. Discuss with the independent auditors the matters required to be discussed by SAS 61 as may be modified or supplemented from time to time.

6. Based on the review and discussions referred to in Sections A.3, B.2 and B.5, make a recommendation to the Board of Directors regarding inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K filed each year.

7. Review any recommendations of the independent auditors resulting from the audit and monitor management’s response in an effort to ensure that appropriate actions are taken.

8. Review with the independent auditors any matter of significant disagreement between management and the independent auditors and any other problems or difficulties encountered during the course of the audit and management’s response to such disagreements, problems or difficulties. As part of this review, the Committee shall discuss with the independent auditors (a) any difficulties relating to any restrictions on the scope of the independent auditors’ activities and (b) any difficulties relating to restrictions on the independent auditors’ access to requested information. The Committee may also discuss with the independent auditors (a) any accounting adjustments that were noted or proposed by the independent auditors but that were “passed” by management as immaterial or otherwise, (b) any communications between the individuals assigned by the independent auditors to the Company’s account and the independent auditors’ national office relating to auditing or accounting issues presented by the engagement and (c) any management letter or internal control letter of a material nature issued or proposed to be issued by the independent auditors to the Company and the Company’s response to any such letter.

C. Non-Audit Services.

Oversee the implementation of and compliance with the Company’s Policy Regarding Non-Audit Services, including (a) ensuring that the Company’s chief financial officer submits on a periodic basis to the Committee a reasonably detailed statement of the non-audit services provided to the Company by the independent auditors during the period to which the statement relates and certifies that no prohibited services were provided to the Company by the independent auditors during such period, (b) reviewing and pre-approving or disapproving non-audit services requiring the Committee’s approval under the Policy, and (c) reviewing and assessing the adequacy of the Policy on at least an annual basis.

D. Internal Audit and Accounting.

1. Monitor the staffing and competency of the internal audit department and significant changes in the duties and responsibilities of the internal audit department.

2. Review the activities of the internal audit department, including the annual internal audit plan.

3. Meet privately periodically (but at least three times each year) with the head of the Company’s internal audit department to review the adequacy of the Company’s internal controls, accounting policies and procedures, the internal audit function, and particular concerns of the Committee or the internal audit department.

4. Meet privately periodically (but at least annually) with the independent auditors to review the adequacy of the Company’s internal controls, accounting policies and procedures, the internal audit function (including responsibilities, budget and staffing), special audit steps adopted in light of material control deficiencies and particular concerns of the Committee or the independent auditors.

5. Meet privately periodically (but at least annually) with management to review the adequacy of the Company’s internal controls, accounting policies and procedures, the internal audit function, and particular concerns of the Committee or management.

6. Review with management the status of tax returns and tax audits.

7. Review expense account reimbursements of the Company’s executive officers.

E. Risk Assessment and Risk Management.

1. Periodically discuss with management the guidelines and policies that govern the process by which the Company assesses and manages risk.

2. Periodically discuss with management the Company’s major financial risk exposures and the steps that management has taken to assess, monitor and control such exposures.

F. Business Conduct and Ethics.

1. Monitor the Company’s policies and procedures regarding compliance with the Foreign Corrupt Practices Act.

2. Monitor compliance with the Company’s Code of Business Conduct and Ethics by the employees of the Company.

G. Special Investigations.

1. Direct any special investigations concerning matters relating to the Company’s financial statements, internal controls, compliance with applicable laws or business ethics.

2. Initially establish and periodically review procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

H. Qualified Legal Compliance Committee.

1. The Committee shall serve as the Company’s qualified legal compliance committee within the meaning of Section 307 of the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder and in that capacity shall receive, review and take appropriate action with respect to reports of evidence of material violations of applicable United States federal or state securities law, a material breach of fiduciary duty arising under United States federal or state law, or a similar material violation of any United States federal or state law by the Company or by any officer, director, employee or agent of the Company (each, a “Material Violation”) that are made or referred to the Committee by the Company’s chief executive officer or chief legal officer (or the equivalents thereof) or legal advisors. In its role as the Company’s qualified legal compliance committee, the Committee shall have the following authority and responsibilities:

(a) to adopt and maintain written procedures for the confidential receipt, retention, and consideration of any report of evidence of a Material Violation received by the Committee and to establish other rules and procedures in order to fulfill its obligations in its role as the Company’s qualified legal compliance committee under applicable law, rules and regulations;

(b) to inform the Company’s chief legal officer or chief executive officer (or the equivalents thereof) of any report of evidence of a Material Violation, unless the Committee determines that it would be futile to do so;

(c) to determine whether an investigation is necessary regarding any report it receives of evidence of a Material Violation;

(d) if the Committee determines that an investigation regarding a report of evidence of a Material Violation is necessary or appropriate, to: (i) notify the full Board of Directors; (ii) initiate and oversee an investigation, which may be conducted either by the Company’s chief legal officer (or the equivalent thereof) or by outside attorneys; and (iii) retain such additional expert personnel as the Committee deems necessary to assist in the investigation;

(e) at the conclusion of any such investigation, to: (i) recommend, by majority vote, that the Company implement an appropriate response to evidence of a Material Violation; and (ii) inform the chief legal officer or chief executive officer (or the equivalents thereof) and the Board of Directors of the results of the investigation and the appropriate remedial measures to be adopted; and

(f) acting by majority vote, to take all other appropriate action, including the authority to notify the Securities and Exchange Commission in the event that the Company fails in any material respect to implement an appropriate response that the Committee has recommended the Company to take.

I. Use of Advisors.

In the course of fulfilling its duties, the Committee has authority to retain its own independent legal, accounting and other advisors in its sole discretion, including sole authority to approve the fees and other retention terms of any advisor and to terminate such advisor.

J. Other.

1. Review and assess the adequacy of this Charter on at least an annual basis.

2. As required under the rules of the Securities and Exchange Commission, provide an Audit Committee Report to be included in the Company’s annual proxy statement which:

(a) states whether the Committee has reviewed and discussed with management the Company’s audited financial statements,

(b) states whether the Committee has discussed with the independent auditors the matters required to be discussed by SAS 61,

(c) states whether the Committee has received the written disclosures in the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the independent auditors’ independence,

(d) states whether the Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission,

(e) states whether the Committee has approved each engagement of the independent auditors to perform non-audit services requiring the Committee’s approval under the Company’s Policy Regarding Non-Audit Services, and

(f) states whether the Committee has considered whether the provision of non-audit services is compatible with the independent auditors’ independence and satisfied itself as to the independence of the independent auditors.

3. Periodically discuss with management the types of information to be disclosed in the Company’s earnings releases, including the use of non-GAAP financial measures, and the manner in which this information will be presented.

4. Discuss with management and the independent auditors the quarterly and annual reported earnings of the Company prior to the release of this information to the public and discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Chairman of the Committee may represent the entire Committee for the purposes of these discussions and reviews.

5. Periodically discuss with management the types of financial information and earnings guidance to be disclosed to analysts and rating agencies, and the manner in which this information will be presented.

6. Monitor any litigation involving the Company which may have a material financial impact on the Company or relate to matters entrusted to the Committee.

7. The Committee shall be available at all times to receive reports, suggestions, questions or recommendations relating to the matters for which it has responsibility from the independent auditors, the internal audit department, or management personnel.

V. ANNUAL EVALUATION

The Committee will evaluate its performance on an annual basis.

					Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. PROPOSALS 1 AND 2 ARE BEING PROPOSED BY MANPOWER INC.					Please mark your votes as indicated in this example.	☒

1.	ELECTION OF DIRECTORS
	FOR all nominees listed to the right (except as marked to the contrary)		WITHHOLD AUTHORITY to vote for all nominees listed to the right	NOMINEES:	Stephanie A. Burns, Willie D. Davis, Jack M. Greenberg and Terry A. Hueneke
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)
	☐		☐

				3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Manpower’s independent auditors for the fiscal year ending December 31, 2004

	FOR	AGAINST	ABSTAIN	Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
	☐	☐	☐

Dated: , 2004

(Signature)

(Signature if held jointly)

PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

^ FOLD AND DETACH HERE ^

MANPOWER INC.

Annual Meeting

of

Manpower Inc. Shareholders

Tuesday, April 27, 2004

9:00 a.m.

International Headquarters of Manpower Inc.

5301 North Ironwood Road

Milwaukee, Wisconsin

Agenda

•	Elect four directors to serve until 2007 as Class II directors.
•	Ratify the appointment of PricewaterhouseCoopers LLP as Manpower’s independent auditors for 2004.
•	Transact such other business as may properly come before the meeting.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

MANPOWER INC.

The undersigned hereby appoints Jeffrey A. Joerres and Michael J. Van Handel proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Manpower Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of Manpower Inc. to be held April 27, 2004 or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^